Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-75762 of Bunge Limited on Form S-8 of our report dated June 29, 2005, relating to the financial statements and supplemental schedule of Bunge Savings Plan appearing in this Annual Report on Form 11-K of Bunge Savings Plan for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

St. Louis, Missouri
June 29, 2005